Exhibit 99.1

iSun Reports Fourth Quarter and Full Year 2020 Results

WILLISTON, VT., March 15, 2021 -- iSun, Inc. (NASDAQ: ISUN) (“iSun” or the “Company”), a leading solar energy and clean mobility infrastructure company with 50 years of construction experience for solar, electrical and data services, today announced results for the fourth quarter and full-year 2020.

Highlights

◾	Record fourth quarter revenue of $9.3 million, up 47.1% year-over-year, driven by new contract wins
◾	Strong revenue growth and scale benefits drove improvement in EBITDA margins to 6.9%
◾	Strengthened balance sheet provides increased financial flexibility to support strategic growth initiatives, including $21M cash balance prior to the warrant redemption notice
◾	Continued executing our organic regional expansions with new contract wins in Vermont, Maine, Rhode Island, and Connecticut
◾	Fourth quarter 2020 backlog of $61 million positions iSun for robust revenue growth in 2021

For the fourth quarter 2020, iSun reported net income of $1.7 million, or $0.32 per share, compared to $0.3 million, or $0.07 per share, in fourth quarter 2019. Fourth quarter 2020 net income included a $1.5 million pre-tax benefit related to loan forgiveness under the Payroll Protection Program (“PPP).   Fourth quarter 2020 EBITDA was $2.1 million, compared to $0.1 million in fourth quarter 2019. The year-over-increase in EBITDA was driven by higher revenue and better overall project performance as a result of scale and solid project execution.

Management Commentary

“During 2020, we successfully navigated pandemic-related disruptions to our business, while laying a foundation for growth within our core markets,” stated Jeff Peck, Chairman and CEO of iSun.  “The operating environment improved during fourth quarter, as projects were able to return to a more normalized pace of work, momentum which we look to build on in 2021.”

“In January, we acquired iSun Energy LLC, a clean mobility infrastructure company, further positioning our company as a leading participant in the clean energy transition,” continued Peck.  “Following the acquisition, we executed a comprehensive rebranding campaign from The Peck Company to iSun, while executing on a wide array of integration initiatives that position us to realize on commercial opportunities across the businesses.  Importantly, we have already begun to realize revenue synergies through our combined, value-added service offerings.”

“We see significant opportunities for growth across our solar energy and clean mobility infrastructure markets over a multi-year period,” continued Peck. “Over the last several months, we continued to execute on our regional growth strategy with key wins in new states, including a $7.3 million solar installation EPC contract in Rhode Island, a $2.3 million solar EPC contract in Maine and the $2.2 million contract with Meriden Housing Authority in Connecticut to provide solar energy and electric vehicle charging infrastructure, and ongoing services. These wins are a testament to our strong position in the solar infrastructure market and our ability to execute on our growth strategies going forward”.

Fourth Quarter 2020 Results

The Company reported revenue of $9.3 million in the fourth quarter 2020, an increase of 47.1% when compared to the fourth quarter 2019. Revenue growth was driven by strong project awards throughout 2020, including two large contracts in new regions and a return to a more normal pace of work as pandemic-related restrictions eased across key service areas.

Gross profit was $1.8 million in the fourth quarter 2020, compared to $0.1 million in the fourth quarter 2019. Gross margin in the quarter was 19.1%, compared to 2.2% in the fourth quarter 2019.  Higher gross margin was driven by improved project execution and economies of scale.  Operating income was $0.5 million in the fourth quarter, compared to a slight operating loss in the prior year period. Fourth quarter operating margin was 5.4% compared to (0.4%) in the fourth quarter 2019.  Higher operating margin compared to the same period last year was driven by higher gross profit, partially offset by higher selling, general, administrative, warehousing and other expenses.

Total backlog increased to $61million at year-end 2020, versus $56 million and $16 million at the end of the third quarter 2020 and fourth quarter 2019, respectively. Awards in the quarter were driven by several key wins including new markets.  Management expects to realize revenue on nearly all of its current backlog over the next twelve to eighteen months.

Recent Key Project Awards:
•	$7.3 million EPC contract for a 5.3 MW solar project in Rhode Island. The project is with a long-time customer of the Company but represents its first project in the state.
•	$7.6 million for six solar EPC projects in Vermont
•	$2.3 million EPC contract for 6.8 MW solar project in Maine.
•
$2.2 million contract to provide solar energy and electric vehicle charging infrastructure, and ongoing services, with the Meriden Housing Authority in Connecticut. Connecticut represents a new market for Company and the company and the first key win under the iSun brand.

Liquidity Update

At year-end 2020, iSUN had total cash of $0.7 million.  As of December 31, 2020, the Company had total debt outstanding of $4.5 million and approximately $3.5 million of available on its revolving line of credit.

During the first quarter 2021, the Company raised $10.5 million in a registered direct offering and an additional $15 million in proceeds from warrants exercised.  As of March 12, 2021, iSun had a total cash balance in excess of $21 million.

2021 Outlook

iSun expects to see continued strong demand for its solar energy and e-mobility infrastructure services in 2021, supported by the global transition toward clean energy and the resulting growth in investments in new PV solar installations and electric vehicle charging infrastructure.

With a robust backlog of $61 million, nearly all of which is expected to convert to revenue during 2021, together with a strong pipeline of project opportunities, the Company expects to at least double revenue in 2021.  The Company also expects to achieve gross margin and EBITDA margin expansion, given improved operating efficiency, greater economies of scale and the introduction of new product and service offerings.

iSun, Inc.
(formerly known as The Peck Company Holdings, Inc.)
Consolidated Balance Sheets
December 31, 2020 and 2019

	2020	2019
Assets
Current Assets:
Cash	$699,154	$95,930
Accounts receivable, net of allowance	6,215,957	7,294,605
Costs and estimated earnings in excess of billings	1,354,602	1,272,372
Other current assets	214,963	201,326
Total current assets	8,484,676	8,864,233

Property and equipment:
Building and improvements	672,727	672,727
Vehicles	1,199,535	1,283,364
Tools and equipment	508,846	517,602
Solar arrays	6,386,025	6,386,025
	8,767,133	8,859,718
Less accumulated depreciation	(2,647,333)	(2,193,007)
	6,119,800	6,666,711
Other Assets:
Captive insurance investment	198,105	140,875
Investment in GreenSeed Investors, LLC	4,724,444	-
Investment in Solar Partner Projects, LLC	96,052	-
	5,018,601	140,875
Total assets	$19,623,077	$15,671,819

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable, includes book overdraft of $1,246,437 and $1,496,695 at December 31, 2020 and 2019, respectively	$4,086,173	$4,274,517
Accrued expenses	172,021	119,211
Billings in excess of costs and estimated earnings on uncompleted contracts	1,140,125	126,026
Due to stockholders	24,315	342,718
Line of credit	2,482,127	3,185,041
Current portion of deferred compensation	28,656	27,880
Current portion of long-term debt	308,394	426,254
Total current liabilities	8,241,811	8,501,647

Long-term liabilities:
Deferred compensation, net of current portion	62,531	88,883
Deferred tax liability	610,558	1,098,481
Long-term debt, net of current portion	1,701,495	1,966,047
Total liabilities	10,616,395	11,655,058

Commitments and Contingencies (Note 9)

Stockholders’ equity:
Preferred stock – 0.0001 par value 200,000 shares authorized, 200,000 and 0 issued and outstanding at December 31, 2020 and December 31, 2019, respectively (Liquidation Value of $5,000,000)	20	-
Common stock – 0.0001 par value 49,000,000 shares authorized, 5,313,268 and 5,298,159 issued and outstanding as of December 31, 2020 and 2019, respectively	531	529
Additional paid-in capital	5,682,139	412,356
Retained earnings	3,323,992	3,603,876
Total Stockholders’ equity	9,006,682	4,016,761
Total liabilities and stockholders’ equity	$19,623,077	$15,671,819

iSun, Inc.
(formerly known as The Peck Company Holdings, Inc.)
Consolidated Statements of Operations
For the Years Ended December 31, 2020 and 2019

		3 Months		3 Months
	12/31/2020	12/31/2020	12/31/2019	12/31/2019

Earned revenue	21,052,211	9,331,279	28,221,569	6,343,399
Cost of earned revenue	18,709,074	7,546,635	24,050,197	6,203,516
Gross profit	2,343,137	1,784,644	4,171,372	139,883

Warehouse and other operating expenses	684,669	127,742	864,359	(170,606)
General and administrative expenses	3,343,895	1,153,132	2,385,900	405,014
Total operating expenses	4,028,564	1,280,874	3,250,259	234,408
Operating income	(1,685,427)	503,770	921,113	(94,525)

Other income (expenses)
Gain on forgiveness of PPP loan	1,496,468	1,496,468	-
Interest expense, net	(302,542)	(83,812)	(244,068)	(85,851)

Income before income taxes	(491,501)	1,916,426	677,045	(180,376)
(Benefit) provision for income taxes	(487,173)	143,412	1,104,840	(450,490)

Net (loss) income	(4,328)	1,773,014	(427,795)	270,114

Depreciation	585,690	138,164	621,233	160,570
Interest	302,542	83,812	244,068	85,851
Income tax	(487,173)	143,412	1,104,840	(450,490)
EBITDA	396,731	2,138,402	1,542,346	66,045

ABOUT iSUN

Headquartered in Williston, VT, iSun, Inc. (NASDAQ: ISUN) is a business rooted in values that align people, purpose, innovation and sustainability. Ranked by Solar Power World as one of the leading commercial solar contractors in the United States, iSun provides solar energy and clean mobility infrastructure to customers for projects from smart solar mobile phone and electric vehicle charging, up to multi-megawatt renewable energy solutions. iSun’s innovations were recognized this year by the Solar Impulse Foundation of Bertrand Piccard as one the globe’s Top 1000 Sustainability Solutions. As a winner, this award will result in the iSun solution being presented to hundreds of government entities around the world, including various municipal, state and federal agencies in the United States. Since entering the renewable energy market in 2012, iSun has installed over 200 megawatts of rooftop, ground mount and EV carport solar systems (equal to power required for 38,000 homes). We continue to focus on profitable growth opportunities. For more information, visit www.isunenergy.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) iSun’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of iSun and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of iSun. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

INVESTOR CONTACT

Chase Jacobson
IR@isunenergy.com
802-264-2040